Exhibit 99.1

Resolute Energy Corporation CEO Nicholas J. Sutton to Retire as CEO; Will remain as Executive Chairman; Richard F. Betz Named Successor CEO effective January 1, 2017

Denver, Colorado -- August 24, 2016 -- Resolute Energy Corporation (NYSE:REN) (“Resolute” or the “Company”) today announced that Nicholas J. Sutton will retire as the Company’s Chief Executive Officer effective December 31, 2016.  Resolute’s Board of Directors today approved a transition plan under which the Company’s Chief Operating Officer, Richard F. Betz, will succeed Mr. Sutton as the Company’s Chief Executive Officer upon Mr. Sutton’s retirement from the CEO position.  Mr. Sutton will continue his service to Resolute indefinitely in the capacity of Executive Chairman of the Company’s Board of Directors, remaining involved with material business and strategic matters of the Company, and will continue to maintain an office in Denver. The rest of the Company’s executive team will remain in their existing positions.

“Nick Sutton has been an exceptional leader of Resolute since the inception of the Company,” said Lead Independent Director James Duffy.  “He has overseen the diversification of the Company from an Aneth-centric conventional producer into a very successful Delaware Basin horizontal driller.   Nick guided Resolute with a steady hand through the very difficult period faced by the oil and gas industry related to the commodity price downturn that started in 2014.  Nick now transitions the leadership of the Company to Rick Betz at a time of substantial operational success and momentum.  The Board of Directors thanks Nick deeply for his years of service as CEO and looks forward to his tenure as executive chairman.”

“Rick has also been a key member of the executive management team since the inception of the Company,” continued Mr. Duffy.  “In his position as COO, Rick has overseen the development of the Company’s Permian Basin business unit into the primary growth engine for the Company.  Rick has also been deeply involved in the financial and strategic initiatives of the Company from the start.  Rick is extremely well respected throughout the Company and beyond and the Board is confident that he will continue to guide Resolute on its current growth path.”

“Rick’s strategic leadership of the Permian Basin business unit was critical to the transformation of the Company into a successful Delaware Basin player,” said Mr. Sutton.  “Rick has my unequivocal support and is the best candidate to serve as Resolute’s next CEO.  His dedicated leadership, deep financial background and operational knowledge will be an asset to the Company for many years to come.”

“I am proud of our team and what it has accomplished during a difficult period,” continued Mr. Sutton.  “With our demonstrated success, the time has now come for me to step into an emeritus role as the next generation takes the tiller.  I look forward to continued active involvement with the Company in the role of Executive Chairman where I will advise on strategic and transactional matters and be available for whatever else Rick and the management team see as helpful and appropriate.”

“It is my privilege to succeed my friend and long-time colleague Nick Sutton as CEO of Resolute,” said Mr. Betz. “Nick has been a tremendous mentor to me throughout our 26 year relationship and I look forward to his continued involvement in the strategic development of the Company.  The quality of our asset base, the dedication of our employees and the cohesion and experience of our senior management will ensure that Resolute does not skip a beat in its quest to create shareholder value over the coming years.”

Biographies:

Nicholas J. Sutton has been Chairman of the Board and Chief Executive Officer of the Company and its predecessor and affiliated entities since the Company’s formation in 2004. Mr. Sutton was a co-founder, Chairman and Chief Executive Officer of HS Resources, a NYSE-listed company, from 1987 until the company’s acquisition by Kerr-McGee Corporation in late 2001. From 2002 until the formation of Resolute Holdings in 2004, Mr. Sutton was a director of Kerr-McGee Corporation. From 2006 until 2014, Mr. Sutton served as a director of Tidewater, Inc. He also is a member of the Society of Petroleum

Engineers and of the American Association of Petroleum Geologists and of the California Bar Association (inactive status). In addition, Mr. Sutton has degrees in engineering and law, and he graduated from the Owner/President Management program at the Harvard University Graduate Business School.

Richard F. Betz has been Executive Vice President and Chief Operating Officer since March 2012, was Senior Vice President, Strategy and Planning of the Company from September 2009 to March 2012, and was Vice President of the Company and its predecessor and affiliated entities since the Company’s formation in 2004. From September 2001 to January 2004, Mr. Betz was involved in various financial consulting activities related to the energy industry. Prior to that, Mr. Betz spent 17 years with Chase Securities, Inc., an affiliate of the Chase Manhattan Bank, and its successor companies, where he was involved primarily in oil and gas corporate finance. Mr. Betz was a Managing Director in the oil and gas investment banking coverage group with primary responsibility for mid-cap exploration and production companies as well as leveraged finance and private equity. In that capacity, Mr. Betz worked with the HS Resources management team for approximately twelve years. Mr. Betz received a B.S. in Finance from Villanova University in 1984 and an MBA from the Wharton School at the University of Pennsylvania in 1991. Mr. Betz also serves on the Dean’s Advisory Committee for the Villanova School of Business.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release.  Actual results may differ materially from those contained in the forward-looking statements in this press release.  Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations.  All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids focused, long-lived onshore U.S. opportunities.  Resolute’s properties are located in the Paradox Basin in Utah and the Permian Basin in Texas and New Mexico.

Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com